Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-281958, 333-280325, and 333-280092) and Form S-3 (Nos. 333-284278, 333-273095, 333-271436, 333-268444 and 333-262122) of Crown Electrokinetics Corp. of our report dated March 31, 2025 relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BPM LLP

San Jose, California
March 31, 2025